Exhibit 16.1

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

June 16, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SES AI Corporation (the Company), and under the date of March 16, 2023, we reported on the consolidated financial statements of SES AI Corporation as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, and the effectiveness of internal control over financial reporting as of December 31, 2022. On June 12, 2023, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 12, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the decision to dismiss KPMG was approved by the Audit Committee of the Board of Directors of the Company and any statements in Item 4.01(b).

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.